Exhibit 2.1

AMENDMENT NO. 1 TO

THE AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) to the Agreement and Plan of Merger (the “Merger Agreement”) is made and entered into as of December 4, 2019 by and among Menlo Therapeutics Inc., a Delaware corporation (“Menlo”), Giants Merger Subsidiary, Ltd., a company incorporated under the laws of the State of Israel and registered under No. 516103165 with the Israeli Registrar of Companies, and a direct, wholly-owned subsidiary of Menlo (“Menlo Merger Sub”) and Foamix Pharmaceuticals Ltd., a company incorporated under the laws of the State of Israel and registered under No. 51-336881-1 with the Israeli Registrar of Companies (“Foamix”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

RECITALS

WHEREAS, Menlo, Menlo Merger Sub and Foamix are parties to the Merger Agreement (the “Parties”);

WHEREAS, the Parties desire to amend Section 4.4 of Merger Agreement; and

WHEREAS, Section 7.3 of the Merger Agreement provides that, prior to the Effective Time, the Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parties agree as follows:

AGREEMENT

1. Amendment to the Merger Agreement.

(a) Section 4.4 of the Merger Agreement is hereby deleted and replaced with the following:

“The affirmative vote of a majority of the votes cast by the holders of shares of Menlo Common Stock at the Menlo Stockholders’ Meeting (the “Menlo Stockholder Approval”), is the only vote of the holders of any class or series of Menlo’s capital stock necessary to approve the Share Issuance and the other transactions contemplated by this Agreement.”

2 Effect of Amendment. Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the Merger Agreement or any rights or obligations of any party under or in respect of the Merger Agreement. Except as modified by this Amendment, the Merger Agreement shall continue in full force and effect. Upon the execution of this Amendment by the Parties, each reference in the Merger Agreement to “this

Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment, and a reference to the Merger Agreement in any other instrument or document shall be deemed a reference to the Merger Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Merger Agreement, as amended by this Amendment.

3. General. Section 8 of the Merger Agreement shall apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

Menlo Therapeutics Inc.

By:	/s/ Steven Basta
Name: Steven Basta
Title: President and Chief Executive Officer

Giants Merger Subsidiary Ltd.

By:	/s/ Steven Basta
Name: Steven Basta
Title: Director

Foamix Pharmaceuticals Ltd.

By:	/s/ David Domzalski
Name: David Domzalski
Title: Chief Executive Officer

By:	/s/ Mutya Harsch
Name: Mutya Harsch
Title: General Counsel and Chief Legal Officer

(Signature Page to Amendment No. 1 to Agreement and Plan of Merger)